Exhibit 4.1
DESCRIPTION OF FORWARD AIR’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Description of Capital Stock
The following description sets forth certain material terms and provisions of the securities of Forward Air Corporation, a Delaware corporation (the “Company”), that are registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act’’). As of the date of the Current Report on Form 8-K of which this exhibit is a part, the Company has one class of securities registered under Section 12 of the Exchange Act: Forward Air Corporation’s common stock, par value $0.01 per share.
General
The following description summarizes the rights of holders of the Company’s capital stock. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws (the “Bylaws”) and to the applicable provisions of Delaware law. Our authorized capital stock consists of 55,000,000 shares, of which 50,000,000 shares are designated common stock, $0.01 par value per share (“Common Stock”) and 5,000,000 shares are designated preferred stock, $0.01 par value per share (“Preferred Stock”). Our Common Stock is listed on the Nasdaq Stock Market LLC under the symbol “FWRD.”
Description of Common Stock
Voting Rights
Except as may be otherwise required by law or by the Certificate of Incorporation, each holder of Common Stock has one vote in respect of each share of such stock held by such stockholder on all matters voted upon by the stockholders.
Rights Related to Dividends and Distributions
The General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets (the fair value of total assets minus total liabilities) of a corporation over the amount determined to be the capital of the corporation by its board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. The DGCL also provides that dividends may not be paid out of net profits if, as a result of depreciation or losses or otherwise, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.
Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference senior to or the right to participate with the Common Stock with respect to the payment of dividends (and other distributions of cash, stock or property), holders of Common Stock are entitled to the payment, if any, of dividends (and other distributions of cash, stock or property) ratably in proportion to the number of shares held by each such stockholder when, as and if declared by the Board of Directors of the Company (the “Board”) in its discretion from time to time in accordance with applicable law.
We have no current plans to pay dividends on the Common Stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant. Because we are a holding company with no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries.

Description of Preferred Stock
The Preferred Stock may be issued in one or more series. The Board is authorized to issue shares of the Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, voting powers, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:
•the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;
•the voting powers, if any, and whether such voting powers are full or limited in such series;
•the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;
•whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series and the dates and preferences of dividends on such series;
•the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;
•the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto;
•the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;
•the provisions, if any, of a sinking fund applicable to such series; and
•any other relative, participating, optional or other special powers, preferences or rights and qualifications, limitations or restrictions thereof;
all as may be determined from time to time by the Board and stated or expressed in the resolution or resolutions providing for the issuance of such Preferred Stock (a “Preferred Stock Designation”).
The shares of Preferred Stock will have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in any Preferred Stock Designation, including the certificate of designations for the Series B Preferred Stock (the “Series B Designation”), described in more detail below. The Board of Directors is authorized to make any change in the designation, voting powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock in the same manner as provided for regarding the initial designation of Preferred Stock, so long as no shares of such series are outstanding at such time.
Description of Series B Preferred Stock
General
Our Certificate of Incorporation provides that the authorized number of shares of Series B Preferred Stock shall initially be 15,000, par value $0.01 per share. Each share of Series B Preferred Stock shall be issued in fractional units of 1/1000th of one share of Series B Preferred Stock (each a “Series B Preferred Unit”) and each Series B Preferred Unit has a par value of $0.00001.
The Series B Preferred Stock is perpetual.
Ranking
The Series B Preferred Stock and Series B Preferred Units rank (i) senior to our Common Stock and to each other class or series of stock of the Company (including any series of Preferred Stock established in the future) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company (the “Junior Stock”), (ii) pari passu with each other class or series of stock of the Company

(including any series of Preferred Stock established in the future) the terms of which expressly provide that such class or series ranks pari passu with the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company, and (iii) junior to each other class or series of stock of the Company (including any series of Preferred Stock established in the future) the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to payment of dividends and distribution of assets upon the liquidation, winding-up or dissolution of the Company.
Voting Rights
Subject to applicable law and any rights set forth in the Certificate of Incorporation, the holders of the Series B Preferred Units and Common Stock vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, the Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Company. Each holder of Series B Preferred Units is entitled to cast one vote for each Series B Preferred Unit held by such holder on all matters entitled to be voted upon by holders of the Series B Preferred Stock. Except as may otherwise be required by law or as specifically set forth in the Series B Designation or in the Certificate of Incorporation, the Series B Preferred Units do not have any special voting powers.
Dividends
Holders of the Series B Preferred Units are not entitled to receive any dividends (including cash, stock or property) in respect of their Series B Preferred Units except that, in the event of a dividend to holders of Common Stock in the form of shares of Common Stock or rights to acquire Common Stock, the holders of Series B Preferred Units shall simultaneously receive a dividend of Series B Preferred Units or rights to acquire Series B Preferred Units, in each case in the same proportion and manner.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Series B Preferred Units shall be entitled to receive out of the assets of the Company available for distribution to stockholders of the Company, before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount equal to the aggregate of $0.01 per Series B Preferred Unit held by such holder. After the payment to the holders of Series B Preferred Units of the full preferential amounts provided for above, the holders of Series B Preferred Units as such shall have no right or claim to any of the remaining assets of the Company.
Redemption
To the extent that either (1) any holder exercises its rights pursuant to the terms of the amended and restated limited liability company agreement of Clue Opco LLC, a Delaware limited liability company (the “LLCA”), to have their Class B Units (as defined in the LLCA and hereinafter, the “Class B Units”) (together with a corresponding Series B Preferred Unit) redeemed, purchased or exchanged by Central States Logistics, Inc., an Illinois corporation and wholly owned subsidiary of the Company (“Central”), for Common Stock pursuant to the terms of the LLCA or (2) the Company otherwise requires any holder of Class B Units to redeem or exchange its Class B Units pursuant to the terms of the LLCA, then simultaneous with the payment of, at Central’s election, cash or shares of Common Stock to such holder for such redemption or exchange pursuant to the terms of the LLCA, the Series B Preferred Units so redeemed or exchanged in connection therewith (or otherwise corresponding thereto) shall be automatically (and without any further action on the part of the Company or the holder thereof) cancelled for no consideration.

Election of Directors
Our Certificate of Incorporation provides that each member of our Board is elected annually by a plurality of votes cast and shall hold office until the next annual meeting of stockholders and until such person’s successor is elected and qualified by a plurality vote.
Our Bylaws and Certificate of Incorporation provide that the number of directors serving on the Board may be increased or decreased only by the affirmative vote of a majority of the total number of directors the Company would have if the Board had no vacancies. Subject to the rights of any holders of Preferred Stock as provided in any Preferred Stock Designation, vacancies on the Board may be filled by (1) the stockholders, by a plurality of votes cast, or (2) the Board, by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. The overall effect of these provisions may be to prevent a person or entity from seeking to acquire control of us through an increase in the number of directors on our Board and the election of designated nominees to fill newly created vacancies.
Voting Generally
Consistent with the DGCL, other than with respect to the election of directors and any other matters for which a different voting standard is provided in our Certificate of Incorporation or Bylaws, stockholder action requires the affirmative vote of a majority of the votes properly cast at a meeting of the stockholders (excluding abstentions and broker non-votes) on any matter. Our Certificate of Incorporation does not provide for cumulative voting rights.
Preemptive Rights
Except for the redemption provisions described in “Description of Series B Preferred Stock—Redemption” above, no holder of our Common Stock or Series B Preferred Stock has any preferential or preemptive right to subscribe for, purchase or receive any shares of stock of the Company of any class, any options or warrants for such shares, any rights to subscribe to or purchase such shares or any securities convertible into or exchangeable for such shares, which may at any time or from time to time be issued, sold or offered for sale by the Company.
Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Certain Provisions of Delaware Law
Our Certificate of Incorporation and Bylaws have provisions that could have the effect of making it more difficult for a person or group of persons who wanted to take control of us to do so. They include:
Advance Notice Requirements. A requirement that stockholders give advance notice (and produce the required information as set forth in our Bylaws) of their intention to nominate candidates for election as directors or to bring other business before a meeting of stockholders.
Limit on Stockholder Ability to Nominate Candidates for Election as Directors or Call a Special Meeting of Stockholders. Any stockholder nominating a candidate for election to our Board (1) must be a stockholder of record at the time of notice of the nomination, (2) must be entitled to vote at the annual meeting at the time of the annual meeting, and (3) must not nominate a number of nominees that exceeds the number of directors that will be elected at such meeting. In order to call a special meeting of stockholders, a stockholder or group of stockholders must prove (1) eligibility to submit a stockholder proposal under paragraph (b) of Rule 14a-8 under the Exchange Act or any successor rule and (2) holdings of not less than 10% of the voting power of the capital stock of the Company as of the applicable record date.
Requirement for Calling of Special Meetings of Stockholders. Special meetings of our stockholders may be called by stockholders only upon the proper written request of the holders of at least 10% of all the issued and outstanding shares entitled to vote on the action proposed to be taken.

Preferred Stock. Our Board is authorized to cause us to issue, without a stockholder vote, Preferred Stock, which could entitle holders to voting or other rights or preferences that could impede the success of any attempt to acquire us.
Board Authority to Amend Bylaws. Our Board has the authority to make, alter, amend or repeal our Bylaws without the approval of our stockholders, although our Bylaws also may be altered, amended or repealed by the affirmative vote of the holders of a majority of the voting power of the outstanding stock of the Company entitled to vote generally.
Stockholder Action for Written Consent. Our Certificate of Incorporation provides that stockholders may act by consent in lieu of a meeting if such consent is signed by all holders of all shares entitled to vote thereon if such matter were to be voted upon at a duly called annual or special meeting of the stockholders of the Company.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) at or after such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the DGCL defines “business combination” to include, among other transactions: (1) any merger or consolidation of the corporation with the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” to include any entity or individual beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or individual affiliated with or controlling or controlled by such entity or individual.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL provides that a corporation has the power to indemnify any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity, who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of such person’s service as such a director, officer, employee or agent, if the individual acted in good faith and in a manner such indemnitee reasonably believed to be in or not opposed to the best interests of the corporation.
The DGCL also permits a corporation to advance expenses incurred by a director or officer prior to the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the applicable director or officer to repay such amount if ultimately determined not to be entitled to indemnification.

Our Certificate of Incorporation provides that the Company will indemnify any current or former director or officer of the Company or any current or former director or officer of the Company who, at the Company’s request, was or is serving as a director, officer, employee or agent of another entity, to the fullest extent permitted or required by the DGCL and any other applicable law.
The Certificate of Incorporation also provides for (1) the right to advancement by the Company of expenses incurred in defending any such proceeding in advance of its final disposition (subject, to the extent required by the DGCL, to an undertaking on the part of the indemnitee to repay all amounts so advanced if it is ultimately determined by final, non-appealable judicial decision that such indemnitee is not entitled to be indemnified for such expenses) and (2) the right of an indemnitee to bring suit against the Company to recover any unpaid amount of a claim for indemnification.
The DGCL provides that a corporation will not indemnify a director, officer, employee or agent of the corporation if such person has been adjudged to be liable to the corporation, unless the applicable court determines otherwise.
The DGCL provides that eligibility for permissive indemnification for a current director or officer by a corporation must be determined by (1) a majority vote of the directors not party to such action, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or at the direction of such directors, by independent legal counsel, or (4) the stockholders.
The DGCL provides that indemnification of a present or former director or officer is required if such a person has been successful in defense of any action, or in defense of any claim, issue or matter therein. With respect to officers, this mandatory indemnification will, in general, only be available to persons who at the time of such act or omission were senior officers of the corporation or identified in the corporation’s public filings.